Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Costamare Bulkers Holdings Limited for the registration of up to $200,000,000 shares of its common stock, including preferred stock purchase rights, preferred stock, which may be represented by American Depositary Shares, debt securities, warrants, rights and units and to the incorporation by reference therein of our report dated March 31, 2025, with respect to the consolidated financial statements of Costamare Bulkers Holdings Limited, included in the Registration Statement (Form 20-F) of Costamare Bulkers Holdings Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
May 30, 2025